                              CONFIRMING STATEMENT

This Statement confirms that the undersigned, William E. Hennessey, has authorized and designated David W. Bullock or Michael L. Korniczky to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S.
Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Graham Packaging Company Inc. The authority of
David W. Bullock and Michael L. Korniczky under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of Graham Packaging
Company Inc., unless earlier revoked in writing. The undersigned acknowledges that David W. Bullock and Michael L. Korniczky are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities
Exchange Act of 1934.

                                        By:   /s/ William E. Hennessey
                                              ----------------------------------
                                        Name: William E. Hennessey

                                        Date: January 13, 2010